• INITIAL OFFERING #2 •

1994 BOOSTER BOXES

SET OF 5

$27.50 / SHARE

$55K OFFERING VALUE
2,000 SHARES

MYTHIC MARKETS

INVEST IN ICONIC POP CULTURE COLLECTIBLES

WITH AS LITTLE AS $30

Mythic Markets is the investing platform to buy, sell and trade fractional shares in rare pop culture collectibles.*

COMING SOON

Original MTG art
Vintage comic books
and more

QUESTIONS?

blog.mythicmarkets.com/FAQ
team@mythicmarkets.com
MythicMarkets.com

HOW IT WORKS

1. Mythic Markets hand-picks and buys rare, iconic pop culture collectibles.
2. We split the assets into shares and make them available for investment in our marketplace, just like stocks.
3. Buy shares and get a portion of the profits if the asset is liquidated. We also intend to offer a secondary trading market.*

* IMPORTANT NOTE: THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR OUR INTERESTS, AND AN ACTIVE MARKET MAY NOT DEVELOP OR BE SUSTAINED. THERE IS NO GUARANTEE THAT APPROPRIATE REGULATORY APPROVAL TO PERMIT SUCH SECONDARY TRADING WILL EVER BE OBTAINED. IF AN ACTIVE PUBLIC TRADING MARKET FOR OUR SECURITIES DOES NOT DEVELOP OR IS NOT SUSTAINED, IT MAY BE DIFFICULT OR IMPOSSIBLE FOR YOU TO RESELL YOUR SHARES AT ANY PRICE.

MYTHIC MARKETS IS SPONSORING A PUBLIC OFFERING PURSUANT TO REGULATION A UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE OFFERING CIRCULAR CAN BE FOUND ON THE MYTHIC MARKETS WEBSITE. INVESTMENTS IN ALTERNATIVES, SUCH AS THE INVESTMENTS OFFERED ON THE MYTHIC MARKETS PLATFORM, ARE ILLIQUID AND CARRY THE RISK OF COMPLETE LOSS OF CAPITAL. KEY RISKS INCLUDE, BUT ARE NOT LIMITED TO, NO OPERATING HISTORY, LIMITED DIVERSIFICATION, RISK OF DAMAGE OR THEFT AND NO VOTING RIGHTS. INVESTORS SHOULD CAREFULLY REVIEW THE RISKS LOCATED IN THE OFFERING CIRCULAR FOR A MORE COMPREHENSIVE DISCUSSION OF RISK. THE OFFERING CIRCULAR AND OTHER OFFERING MATERIALS REFERENCED ABOVE ARE AVAILABLE AT: HTTPS://REBRAND.LY/OFFERING

SHAREHOLDERS GET:

- Interests in an LLC series that owns this asset — like shares in a company that owns and benefits from a single asset. (To make fractional ownership possible, each asset on Mythic Markets is set up as its own series of a master LLC.)
- Earning potential from sale of the asset.
- We also intend to offer a secondary trading market. We'll keep you updated as we get closer to releasing this feature.*
- Invitations to see the asset in person at select events.

Learn more at
MythicMarkets.com

MYTHIC MARKETS

MTG-ABL90

1993 ALPHA BLACK LOTUS

Offering value

$90,000

Invest for

$45

per share

2,000 shares total

Considered by many to be the greatest *Magic* card of all time, Black Lotus is an extremely rare and powerful card from the early days of the world's first trading card game.

MYTHIC MARKETS

MTG-94BOX

1994 BOOSTER BOXES

Offering value

$55,000

Invest for

$27.50

per share

2,000 shares total

Five factory-sealed boxes from a pivotal year in MTG history:

- Antiquities expansion set
- Revised core set
- Legends expansion set
- The Dark expansion set
- Fallen Empires expansion set

Learn more at **MythicMarkets.com** @mythic_markets

No offer to buy the securities can by accepted and no part of the purchase price can be received until the offering statement is qualified. You have no obligation prior to our Regulation A's qualification date. Our Offering Circular, which is part of the Offering Statement, may be found on our website.

MYTHIC MARKETS

MTG-GGART

GIANT GROWTH ART

Offering value

TBA

The original painting behind the strange and memorable Alpha art. Artist Sandra Everingham's work has become a symbol of victory for millions of players worldwide, while the spell continues to turn games today by turning creatures huge.

Learn more at **MythicMarkets.com** @mythic_markets